Dynamex –Third Quarter Fiscal Year 2010
June 2, 2010

5429 LBJ Freeway,
 Suite 1000
Dallas, TX  75040
214-560-9000
Fax:  (214) 560-9349

For immediate release

For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com

DYNAMEX ANNOUNCES THIRD QUARTER

FISCAL YEAR 2010 RESULTS

Third Quarter Highlights:
•	Sales increase 12.8% to $104 million
•	Net income per fully diluted share increased 59% to $0.27
•	Operating income increased 53% to $4.1 million

June 2, 2010 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.6 million or $0.27 per fully diluted share for the FY 2010 third quarter. This compares to net income of $1.6 million or $0.17 per fully diluted share in the FY 2009 third quarter.

James L. Welch, president and chief executive officer of Dynamex stated, “During the quarter we saw a noteworthy improvement in sales, which increased 13% year-over-year and a substantial increase in operating income, which grew 53% when compared to last year. Also, for the nine months ended April 30, our operating income increased 7% over the same 2009 period, despite a slight decline in sales. We believe our efforts to optimize our cost structure continue to positively impact our operating results.”

Welch added, “While our fiscal third quarter results show an improvement over the same quarter last year, the 2010 quarter proved to be more challenging than we expected. First, excess capacity in the same-day transportation market continues to pressure pricing and margins. Second, severe winter weather interrupted operations in a number of locations for several days in February. Finally, while certain business sectors have shown signs of improvement, our industry has not yet experienced a similar level of recovery.”

- MORE -

Dynamex –Third Quarter Fiscal Year 2010
June 2, 2010

Sales were $104 million this quarter, representing a 12.8% year-over-year increase due principally to the stronger Canadian dollar, higher fuel surcharges and higher core sales.  The stronger Canadian dollar increased sales approximately $7.1 million while fuel surcharges were approximately $2.2 million higher and core sales $2.5 million higher compared to the same quarter last year. Core sales per day (sales excluding changes in fuel surcharge and foreign exchange), increased 1.1% compared to the same quarter last year. Core sales per day increased 1.9% in the U.S. and were flat in Canada.

Salaries and employee benefit costs increased $0.7 million, or 3.3%, compared to the prior year quarter. On a constant dollar basis, (converting Canadian dollars at a fixed exchange rate), salaries and employee benefit costs declined $0.5 million or 2.5%.  The bulk of this decline is attributable to company initiatives including the FY 2009 fourth quarter management realignment, the closing of the Canadian administrative office and the reduction in force made in our FY 2009 second quarter. The decline from company initiatives was offset, in part, by higher bonus and severance costs of approximately $0.6 million.  Salaries and employee benefit costs represented 19.8% of sales in the current quarter compared to 21.6% in the same quarter last year.

Other expenses were $5.2 million, down $0.3 million, or 5.5% compared to the prior year quarter due principally to lower bad debt and insurance expense. Other expenses represented 4.9% of sales this quarter compared to 6.1% last year.

Operating income was $4.1 million, an increase of 53% compared to the prior year quarter. Purchased transportation costs, the largest component of operating expenses, represented 65.6% of sales in the current year quarter, compared to 63.1% last year. The increase in the percentage this year is attributable to the impact of a more competitive pricing environment.

Other income, net declined from $64,000 in the FY 2009 quarter to $22,000 in the current quarter.  This reduction is primarily related to the decline in net realized foreign currency gains last year compared to the current year.

Income tax expense was $1.5 million, or 36.2% of income before taxes compared to $1.1 million, or 39.8% of income before taxes in the prior year quarter.  The Company’s current annual effective income tax rates are approximately 42.5% in the U.S. and 32.0% in Canada.

Long-Term Debt
Long-term debt was zero at April 30, 2010.  Cash flow generated from operations was more than sufficient to fund operations and capital expenditures.

Welch noted, “We are confident in our ability to satisfy our capital requirements and maintain a healthy balance sheet despite the economy. Our debt-free balance sheet affords us the ability to focus our capital towards attractive growth opportunities and long-term profitability.”

- MORE -

Dynamex –Third Quarter Fiscal Year 2010
June 2, 2010

EBITDA Margin
Earnings before interest, taxes, depreciation, amortization (“EBITDA”) were $5.2 million, 5.0% of sales, in the current quarter compared to $3.6 million, 3.9% of sales, in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release.)

Cash Flow from Operations
Net cash provided by operating activities was $9.8 million for the nine months ended April 30, 2010 compared to cash provided by operating activities of $7.1 million in the prior year period.  The increase in net cash provided from operations was principally attributable to lower working capital requirements; $2.6 million in the current year compared to $5.6 million in the prior year due to the timing of payments and cash receipts from customers. The Company had cash and cash equivalents of $18.7 million at April 30, 2010.

Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $1.1 million in the quarter from $0.8 million in the third quarter last year due principally to the purchase of specialized equipment in the FY 2009 third quarter to service a specific customer. As a percent of sales, D&A was 1.0% this year compared to 0.9% last year.

Interest Expense
Interest expense for the three months ended April 30, 2010 was $41,000, $10,000 less than the prior year period.

Outlook
The following outlook for FY 2010 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.

Welch explained, “Based on our results through the fiscal third quarter and the highly competitive pricing environment in this industry, we are adjusting our guidance for the full fiscal year. We expect pricing pressure to continue over the near-term, but are confident in the long-term prospects for our business, given our strong competitive positioning and business model.”

Management now expects sales for the full 2010 fiscal year of between $405 million and $410 million and net income of $1.05 to $1.15 per fully diluted share.

Investor Call
The Company will host an investor conference call on Thursday, June 3, 2010 at 9:00 a.m. Central Daylight Time.  All interested parties may access the call Toll-Free at 1-877-407-0784.  A participant will need the following information to access the conference call:  Company name – “Dynamex”.  A telephone replay of the conference call will be available through June 10, 2010 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 350491.

- MORE -

Dynamex –Third Quarter Fiscal Year 2010
June 2, 2010

The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

*          *          *

Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada.  Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects.  Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry.  These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission.  In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.  Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

- MORE -

Dynamex –Third Quarter Fiscal Year 2010
June 2, 2010

DYNAMEX INC.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	April 30,	July 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT
Cash and cash equivalents	$18,729	$11,016
Accounts receivable (net of allowance for doubtful accounts of $1,509 and $1,801, respectively)	50,140	43,545
Income taxes receivable	3,433	3,043
Prepaid and other current assets	3,357	4,396
Deferred income taxes	4,270	4,270
Total current assets	79,929	66,270

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $32,045 and $29,730, respectively)	11,253	11,532
GOODWILL	48,208	47,496
INTANGIBLES - net	2,046	975
OTHER	3,370	3,226
Total assets	$144,806	$129,499

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$6,436	$5,581
Accounts payable - other	8,389	6,870
Accrued salaries and employee benefits	7,179	5,296
Self-insured accruals	2,594	3,294
Other accrued liabilities	7,799	6,910
Total current liabilities	32,397	27,951

LONG-TERM DEBT	-	-
LEASES – DEFERRED CREDITS	2,378	2,744
DEFERRED INCOME TAX PAYABLE	2,251	2,031
OTHER LONG-TERM LIABILITIES	783	693
Total liabilities	37,809	33,419

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	-	-
Common stock; $0.01 par value, 50,000 shares authorized; 9,734 and 9,725 outstanding, respectively	97	97
Additional paid-in capital	37,536	36,276
Retained earnings	63,521	55,655
Accumulated other comprehensive income	5,843	4,052
Total stockholders' equity	106,997	96,080
Total liabilities and stockholders' equity	$144,806	$129,499

- MORE -

Dynamex –Third Quarter Fiscal Year 2010
June 2, 2010

DYNAMEX INC.
Condensed Statements of Consolidated Operations
(in thousands except per share data)
(Unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
	2010	2009	2010	2009

Sales	$104,041	$92,234	$301,924	$305,242

Operating expenses:
Purchased transportation	68,201	58,242	195,070	193,666
Salaries and employee benefits	20,601	19,946	60,224	64,463
Facilities and communication	4,840	5,005	14,584	14,703
Other	5,185	5,488	16,362	18,544
Depreciation and amortization	1,079	849	3,183	2,443
Restructuring cost	-	-	322	-
Total operating expenses	99,906	89,530	289,745	293,819

Operating income	4,135	2,704	12,179	11,423
Interest expense	41	51	133	132
Other income, net	(22)	(64)	(223)	(373)
Income before income taxes	4,116	2,717	12,269	11,664
Income taxes	1,492	1,082	4,403	4,681
Net income	$2,624	$1,635	$7,866	$6,983

Basic earnings per common share	$0.27	$0.17	$0.81	$0.71

Diluted earnings per common share	$0.27	$0.17	$0.81	$0.71

Weighted average shares:
Common shares outstanding	9,734	9,711	9,731	9,802
Adjusted common shares – assuming exercise of stock options	9,752	9,723	9,751	9,838

- MORE -

Dynamex –Third Quarter Fiscal Year 2010
June 2, 2010

	Three months ended		Nine months ended
	April 30,		April 30,
	2010	2009	2010	2009

Sales	100.0%	100.0%	100.0%	100.0%

Operating expenses:
Purchased transportation	65.6%	63.1%	64.6%	63.4%
Salaries and employee benefits	19.8%	21.6%	19.9%	21.1%
Facilities and communication	4.7%	5.4%	4.8%	4.8%
Other	4.9%	6.1%	5.5%	6.2%
Depreciation and amortization	1.0%	0.9%	1.1%	0.8%
Restructuring cost	0.0%	0.0%	0.1%	0.0%
Total operating expenses	96.0%	97.1%	96.0%	96.3%

Operating income	4.0%	2.9%	4.0%	3.7%

EBITDA Margin	5.0%	3.9%	5.2%	4.7%
EBITDA	$5,236	$3,617	$15,585	$14,239

Reconciliation to Non-GAAP Financial Measures:

Net income	$2,624	$1,635	$7,866	$6,983
Adjustments:
Income tax expense	1,492	1,082	4,403	4,681
Interest expense	41	51	133	132
Depreciation and amortization	1,079	849	3,183	2,443
EBITDA	$5,236	$3,617	$15,585	$14,239

	Three months ended				Nine months ended
	April 30,				April 30,
	(amounts in thousands)				(amounts in thousands)
	2010		2009		2010		2009
Sales by service type:
On demand	$33,524	32.2%	$28,594	31.0%	$95,953	31.8%	$97,262	31.9%
Scheduled/distribution	70,517	67.8%	63,640	69.0%	205,971	68.2%	207,980	68.1%
Total sales	$104,041	100.0%	$92,234	100.0%	$301,924	100.0%	$305,242	100.0%

Sales by country:
United States	$63,877	61.4%	$60,348	65.4%	$187,789	62.2%	$195,382	64.0%
Canada	40,164	38.6%	31,886	34.6%	114,135	37.8%	109,860	36.0%
Total sales	$104,041	100.0%	$92,234	100.0%	$301,924	100.0%	$305,242	100.0%

- MORE -

Dynamex –Third Quarter Fiscal Year 2010
June 2, 2010

DYNAMEX INC.
Condensed Statements of Consolidated Cash Flows
(in thousands)
(Unaudited)

	Nine months ended
	April 30,
	2010	2009
OPERATING ACTIVITIES
Net income	$7,866	$6,983
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,183	2,443
Amortization of deferred bank financing fees	4	2
Provision for doubtful accounts	(5)	1,242
Stock option compensation	1,108	1,096
Deferred income taxes	220	779
Non-cash (decrease) / increase in rent expense	(27)	136
Gain on disposal of property and equipment	(5)	(38)
Changes in current operating assets and liabilities:
Accounts receivable	(6,590)	2,799
Prepaids and other current assets	(489)	(949)
Accounts payable and accrued liabilities	4,498	(7,440)
Net cash provided by operating activities	9,763	7,053

INVESTING ACTIVITIES
Purchase of property and equipment	(2,475)	(5,114)
Proceeds from sale of property and equipment	5	-
Acquisition of customer lists	(309)	-
(Purchase) / withdrawal of investments	(46)	664
Net cash used in investing activities	(2,825)	(4,450)

FINANCING ACTIVITIES
Borrowings on the line of credit	-	7,300
Payments on the line of credit	-	(7,300)
Proceeds from stock option exercise	152	8
Tax benefit realized by exercise of stock options	-	16
Purchase and retirement of treasury stock	-	(10,597)
Other assets and deferred financing fees	(60)	521
Net cash provided by (used in) financing activities	92	(10,052)

EFFECT OF EXCHANGE RATES ON CASH	683	(2,017)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,713	(9,466)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,016	19,888
CASH AND CASH EQUIVALENTS, END OF PERIOD	$18,729	$10,422

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$104	$101
Cash paid for taxes	$4,568	$5,067

- MORE -